EXHIBIT 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Transcontinental Realty Investors, Inc. Investors Relations (800) 400-6407 investor-realtions@transconrealty-invest.com

Transcontinental Realty Investors, Inc. Reports Fourth Quarter and Full Year 2013 Results

DALLAS (March 31.2014) — Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based Real estate investment company, today reported results of operations for the fourth quarter ended December 31, 2013.  For the three months ended December 31, 2013, the Company reported net income applicable to common shares of $55.3 million or $6.57 per share, as compared to a net loss applicable to common shares of $6.4 million or $0.76 per share for the same period ended 2012.

For the twelve months ended December 31, 2013, we reported net income applicable to common shares of $374 million or $6.82 per diluted earnings per share, as compared to a net loss applicable to common shares of $9.4 million or $1.12 per diluted earnings per share the the same period ended 2012.

The current year net income applicable to common shares of $57.4 million includes $17.2 million of depreciation expense, $11.3 million of provisions on the impairment of notes receivable and real estate assets, $20.3 million of litigation settlement expense and gains on the sale of real estate holdings of $96.3 million.

The Company's commitment to first stabilizing, then enhancing value to our real estate portfolios has proven successful evidenced by our improved results of our operations. During the current year, we have realized the benefits of streamlined operations and the completion of several high-value asset sales thus improving cash flows on our existing portfolio.

Our apartment portfolio continues to excel in the current economic conditions with occupancies averaging over 95% and increasing rental sates. We have been able to surpass expectations due to the high-quality product offered, strength of our management team and our commitment to our tenants.

Our commercial portfolio expects to continue to improve as the Company has been diligent in our actions to re-lease vacant space and has been successful in attracting high-quality tenants and expects to see the benefits of those new leases over the next twelve months. We continue to work aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.

In the current period, rental and other property revenues increased within the apartment portfolio by $3.5 million due primarily to increased rental rates and occupancy. Within the commercial portfolio the same properties decreased by $3.9 million related to some larger square-foot tenants down-siziag or moving out and first year lease specials for new tenants. The Company expects the apartment and commercial portfolios to continue to improve and expects future growth in excess of the current period results.

Interest Income was $13.8 million for the twelve months ended December 31, 2013 as compared to the prior period interest income of $11.7 million, due to an agreement made on January 1, 2013, whereby the Company extended the maturity on the surplus cash flow notes receivable from Unified Housing Foundation, Inc. for an additional term of five years in exchange for an early termination of the preferred interest rate.

Other income was $7.9 million for the twelve months ended December 31, 2013 due to the Mercer/Travelers land note payoff.  Per the terms of the agreement, the note was paid off at a discounted rate and $7.5 million was recognized as a gain.

Mortgage and loan interest expense decreased by $4.6 million, as compared to the prior year expense primarily due to interest rale savings on refinances for our apartment portfolio. The current year refinances resulted in annual interest rate savings of $3.7 million.

Litigation settlement expense relates to guarantor settlements on various real estate assets that were foreclosed upon in prior years. In order to avoid future litigation and legal expenses, we settled and are making payment plans on the agreed upon deficiencies.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the US, including office buildings, apartments, shopping centers and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. For more information, visit the Company's website at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2013	2012	2011
	(dollars in thousands, except per share amounts)
Revenues:
Rental and other property revenues (including $670, $587 and $223 for the year ended 2013, 2012 and 2011, respectively, from related parties)	$86,237	$86,615	$77,935

Expenses:
Property operating expenses (including $766, $957 and $972 for the year ended 2013, 2012 and 2011, respectively, from related parties)	40,948	42,329	41,984
Depreciation	17,174	16,141	13,967
General and administrative (including $2,765, $2,427 and $3,088 for the year ended 2013, 2012 and 2011, respectively, from related parties)	6,323	5,090	8,971
Provision on impairment of notes receivable and real estate assets	11,320	2,330	35,039
Net income fee to related party	4,089	180	54
Advisory fee to related party	8,494	8,915	9,958
Total operating expenses	88,348	74,985	109,973
Operating income (loss)	(2,111)	11,630	(32,038)

Other income (expense):
Interest income (including $13,823, $11,677 and $5,275 for the year ended 2013, 2012 and 2011, respectively, from related parties)	13,790	11,725	5,720
Other income (including $0, $6,000 and $0 for the year ended 2013, 2012 and 2011, respectively, from related parties)	7,862	6,303	2,441
Mortgage and loan interest (including $1,761, $3,153 and $2,176 for the year ended 2013, 2012 and 2011, respectively, from related parties)	(31,637)	(36,243)	(36,221)
Deferred borrowing costs amortization	(2,588)	(637)	(1,560)
Loan charges and prepayment penalties	(5,219)	(3,574)	(439)
Gain (loss) on the sale of investments	(283)	125	(514)
Earnings from unconsolidated joint ventures and investees	(172)	(66)	242
Litigation settlement	(20,313)	(173)	(225)
Total other expenses	(38,560)	(22,540)	(30,556)
Loss before gain (loss) on land sales, non-controlling interest, and taxes	(40,671)	(10,910)	(62,594)
Gain (loss) on land sales	(1,073)	6,935	17,011
Loss from continuing operations before tax	(41,744)	(3,975)	(45,583)
Income tax benefit (expense)	40,485	(1,445)	(357)
Net loss from continuing operations	(1,259)	(5,420)	(45,940)
Discontinued operations:
Loss from discontinued operations	(3,915)	(9,346)	(19,320)
Gain on sale of real estate from discontinued operations	97,405	5,217	18,300
Income tax benefit (expense) from discontinued operations	(32,722)	1,445	357
Net income (loss) from discontinued operations	60,768	(2,684)	(663)
Net income (loss)	59,509	(8,104)	(46,603)
Net (income) loss attributable to non-controlling interest	(979)	(220)	282
Net income (loss) attributable to Transcontinental Realty Investors, Inc.	58,530	(8,324)	(46,321)
Preferred dividend requirement	(1,110)	(1,112)	(1,110)
Net income (loss) applicable to common shares	$57,420	$(9,436)	$(47,431)

Earnings per share - basic
Loss from continuing operations	$(0.40)	$(0.80)	$(5.59)
Income (loss) from discontinued operations	7.22	(0.32)	(0.08)
Net income (loss) applicable to common shares	$6.82	$(1.12)	$(5.67)

Earnings per share - diluted
Loss from continuing operations	$(0.40)	$(0.80)	$(5.59)
Income (loss) from discontinued operations	7.22	(0.32)	(0.08)
Net income (loss) applicable to common shares	$6.82	$(1.12)	$(5.67)

Weighted average common shares used in computing earnings per share	8,413,469	8,413,469	8,370,729
Weighted average common shares used in computing diluted earnings per share	8,413,469	8,413,469	8,370,729

Amounts attributable to Transcontinental Realty Investors, Inc.
Loss from continuing operations	$(2,238)	$(5,640)	$(45,658)
Income (loss) from discontinued operations	60,768	(2,684)	(663)
Net income (loss)	$58,530	$(8,324)	$(46,321)

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2013	2012
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$777,974	$978,781
Real estate held for sale at cost, net of depreciation ($2,390 in 2013 and $4,658 in 2012)	16,427	18,077
Real estate subject to sales contracts at cost, net of depreciation ($1,949 in 2013 and $16,412 in 2012)	29,353	45,706
Less accumulated depreciation	(127,952)	(145,614)
Total real estate	695,802	896,950
Notes and interest receivable
Performing (including $66,431 in 2013 and $58,007 in 2012 from related parties)	69,626	60,637
Non-Performing	543	723
Less allowance for estimated losses (including $2,097 in 2013 and 2012, respectively, from related parties)	(2,262)	(2,262)
Total notes and interest receivable	67,907	59,098
Cash and cash equivalents	16,086	13,001
Restricted cash	31,799	33,983
Investments in unconsolidated subsidiaries and investees	1,697	5,439
Receivable from related party	52,380	-
Other assets	32,000	36,873
Total assets	$897,671	$1,045,344

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$562,734	$733,152
Notes related to assets held for sale	17,100	18,915
Notes related to subject to sales contracts	23,011	55,976
Payable to related party	-	10,057
Deferred revenue (from sales to related parties)	53,096	53,096
Accounts payable and other liabilities (including $4,697 in 2013 and $4,282 in 2012 from related parties)	50,160	41,019
	706,101	912,215

Shareholders’ equity:
Preferred Stock, authorized 10,000,000 shares, Series C: $.01 par value, authorized, issued and outstanding 30,000 shares in 2013 and 2012, respectively, (liquidation preference $100 per share). Series D: $0.01 par value, authorized, issued and outstanding 100,000 shares in 2013 and 2012, respectively	1	1
Common Stock, $.01 par value, authorized 10,000,000 shares; issued 8,413,669 in 2013 and 2012, respectively, and outstanding 8,413,469 in 2013 and 2012, respectively	84	84
Treasury stock at cost; 200 shares in 2013 and 2012	(2)	(2)
Paid-in capital	271,720	272,774
Retained earnings	(98,029)	(156,559)
Total Transcontinental Realty Investors, Inc. shareholders' equity	173,774	116,298
Non-controlling interest	17,796	16,831
Total equity	191,570	133,129
Total liabilities and equity	$897,671	$1,045,344